Exhibit 10.24

This agreement is made on this 1st  day of November 2009 between Vision Tech International Holdings Limited ("Vision Tech") and NCN Group Management Limited("NCN").

Whereas Vision Tech is a tenant of an office located at Suite 3908-11. Shell Tower, Times Square, Causeway Bay, Hong Kong and desire to enter into an arrangement with NCN such that NCN would share the office and facilities therein (the "Office") on the following terms:

Duration:	1 November 2009 to 30 April 2010

Charge for Share of Office:	HK$69,000 per month

Payment:	Payable in advance on the 1st day of each month

This agreement is renewable subject to written consent by both parties.

For and on behalf of
Vision Tech International Holdings Limited

/s/ Law Fei Shing
Name: Law Fei Shing
Title: Director

For and on behalf of
NCN Group Management Limited

/s/ Godfrey Hui Chin Tong
Name: Godfrey Hui Chin Tong
Title: Deputy Chief Executive Officer and Director